Exhibit 10.8(b)
VWR INTERNATIONAL, LLC
1310 Goshen Parkway
PO Box 2656
West Chester, Pennsylvania 19380
December 18, 2008
Matthew Malenfant
236 Upland Way
Wayne, PA 19087
Dear Matt:
In order to comply with final regulations under §409A of the Internal Revenue Code of 1986, as amended, the terms of your employment agreement dated June 29, 2007, are hereby revised as follows:
The second and third paragraphs of the section entitled “Severance/Restrictive Covenants” are revised to read as follows:
If you incur a Disability (as defined on Annex 1), you will be entitled to receive a lump-sum payment, as soon as practicable following your Disability but in no event later than March 15 of the calendar year following the calendar year in which such Disability is incurred, in an amount equal to the target amount of your bonus for the year in which such Disability is incurred, prorated for the portion of such year during which you were employed with VWR. In addition, you shall be entitled to receive payments of your base salary until payments to you under VWR’s long-term disability plan commence but in any event for a period not to exceed 18 months from the date of your termination of employment.
If your employment with VWR and its affiliates is terminated by reason of your death, your beneficiary or estate, as applicable, will be entitled to receive a lump-sum payment as soon as practicable following your death but in no event later than March 15 of the calendar year following the calendar year in which your death occurs, in an amount equal to the target amount of your bonus for the year in which your death occurs, prorated for the portion of such year during which you were employed with VWR.
If you have any questions, please do not hesitate to call me at (610) 692-1060.
Sincerely,
/s/ John Ballbach
John Ballbach
Accepted and Agreed:

/s/ Matthew Malenfant

Matthew Malenfant

Date:	12/18/08